UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2025

Hanesbrands Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 N. Cherry Street Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 519-8080

(Registrant’s telephone number, including area code)

1000 East Hanes Mill Road

Winston-Salem, North Carolina 27105

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	HBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously disclosed, on February 13, 2025, Hanesbrands Inc. (the “Company”) elected to exercise its optional redemption rights to redeem all of its outstanding 4.875% Senior Notes due 2026 (the “Notes”) in the original aggregate principal amount of $900,000,000 and instructed U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (the “Trustee”), as trustee under the indenture governing the Notes (the “Indenture”), to issue a conditional notice of redemption to registered holders of the Notes. The date fixed for the redemption of the Notes is March 17, 2025 (the “Redemption Date”).

The Company’s obligation to redeem the Notes and pay the redemption price on the Redemption Date was conditioned on the completion by the Company on or prior to the Redemption Date of one or more debt financings, on terms and conditions acceptable to the Company in its sole and absolute discretion, that, collectively, provide net proceeds sufficient to pay the redemption price in full and all fees and expenses related to such debt financings and the redemption (the “Condition”).

On March 13, 2025, the Company instructed the Trustee to issue a supplemental notice of redemption price to registered holders of the Notes, notifying such holders that the Condition has been satisfied and setting forth the final redemption price.

The Notes will be redeemed at a redemption price equal to 100.154904%, or $1,001.54904 per $1,000 principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date.

The foregoing does not constitute a notice of redemption with respect to the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANESBRANDS INC.

Date: March 13, 2025	By:	/s/ Kristin L. Oliver
	Name:	Kristin L. Oliver
	Title:	EVP, Chief Human Resources Officer & Chief Legal Officer